Exhibit 10.4
JEFFERIES GROUP, INC.
DEFERRED COMPENSATION PLAN
As Amended and Restated as of January 1, 2009
     WHEREAS, in recognition of the success provided to the Company by certain Employees, the Company desires to establish a deferred compensation plan to enable those Employees to defer the payment of all or a portion of the compensation otherwise payable in cash by the Company;
     WHEREAS, the Company adopted the Plan effective January 1, 2001 and amended and restated the Plan effective January 1, 2003.
     NOW, THEREFORE, the Company hereby adopts this amendment and restatement of the Plan effective January 1, 2009, as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions: Whenever used in this Plan:
          (a) “Accounts” shall mean the separate bookkeeping accounts established under the Plan for each Participant. The Account includes two sub-accounts for purposes of complying with Code Section 409A: The “Grandfathered Account” is that portion of the Account resulting from deferrals of compensation that was vested before 2005, except for any designated deferred compensation which the Committee has caused to be not grandfathered for purposes of Code Section 409A. The “2005-and-Later Account” is the remaining portion of the Account which is not “grandfathered” for purposes of Code Section 409A. Note: In some cases compensation deferred in a given Plan Year may by in the Grandfathered Account for some Participants but in the 2005-and-Later Account for others, or for a single Participant compensation relating to a single Plan Year may be partly in the Grandfathered Account and partly in the 2005-and-Later Account.
          (b) “Administrator” shall mean a committee of officers authorized to administer the Plan. Unless otherwise determined by the Committee, the Administrator shall be a committee consisting of the Chief Executive Officer, the Chairman of the Executive Committee, the Chief Financial Officer and the Treasurer.
          (c) “Board” shall mean the Board of Directors of the Company.
          (d) “Change of Control” shall mean the first to occur of any of the following events after the effective date of the Plan:
     (i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term “50% Beneficial Owner” shall not include any person who shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then-outstanding voting securities solely as a result of an acquisition by the Company of its voting securities, until such time thereafter as such person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional voting securities and becomes a 50% Beneficial Owner in accordance with this subsection;
     (ii) During any period of two consecutive years commencing on or after the effective date of this Plan, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof;
     (iii) The shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this subsection, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or of such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this subsection is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change of Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;
     (iv) The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this subsection is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change of Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; and
     (v) Any other event which the Board determines shall constitute a Change of Control for purposes of this Plan.
          (e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other authority issued thereunder by the appropriate governmental authority. References to the Code shall include references to any successor section or provision of the Code.
          (f) “Committee” shall mean the Compensation Committee of the Board.
          (g) “Company” shall mean Jefferies Group, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
          (h) “Compensation” shall mean those elements of cash remuneration payable to an Employee by the Company designated by the Committee (or Administrator) as eligible for deferral with respect to a given Plan Year. Such designation must be made before any applicable deadline for the Participant to elect deferral for such Plan Year (to the extent required to comply with Code Section 409A). The Committee (or Administrator) may, in its discretion, designate salary, bonus awards, commissions, or sign-on bonus awards as eligible for deferral. Payments to any Employee for a period during which the Employee is determined to have a 409A Disability shall not be deferred, however.
          (i) “Date of Grant” shall mean the date on which an Option is credited to a Participant’s Equity Subaccount pursuant to Section 3.4.
          (j) “Deferral Period” shall mean, with respect to each Account of a Participant, the five-year period beginning on the first day of the Plan Year with respect to which the Account was established; provided, however, that (i) this period will be subject to any extension in accordance with Section 3.6, and (ii), for Plan Years after 2002, the Committee may establish a duration for the Deferral Period of other than five years, but any such change shall be announced to Employees invited to participate prior to the enrollment deadline for that Plan Year.

          (k) “Deferred Shares” shall mean Shares or Restricted Shares during the applicable Deferral Period.
          (l) “Disability” shall mean a physical or mental impairment that would entitle the Participant to receive benefits under the Company’s long term disability program, as determined by the Committee in its sole discretion. The Committee may, in its sole discretion, require a medical examination performed by a physician at the expense of the Company, as a condition to any determination of Disability. The term “409A Disability” shall have the meaning as defined in Section 9.6(a)(v)(C) of the 2003 Incentive Compensation Plan
          (m) “Employee” shall mean any individual employed by the Company, Jefferies & Company, Inc., or any other subsidiary designated by the Committee.
          (n) “Equity Subaccount” shall mean the portion of a Participant’s Account deemed to comprise Options, Restricted Shares and/or Deferred Shares.
          (o) “Equity Unit” shall mean three Restricted Shares and an Option for one Share; provided, however, that, for any Plan Year after 2002, the Committee may vary the number of Restricted Shares and number of Options which constitute an Equity Unit, but any such change shall be announced to Employees invited to participate prior to the enrollment deadline for that Plan Year.
          (p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.
          (q) “Fair Market Value” shall mean the closing sale price of a Share on the composite tape of the New York Stock Exchange on the relevant valuation date or Date of Grant, or if Shares are not traded on such date, on the last date on which Shares are traded preceding such valuation date or Date of Grant.
          (r) “Investment Subaccount” shall mean the portion of the Participant’s Account that is not his or her Equity Subaccount.
          (s) “Option” shall mean an option to purchase Shares pursuant to Article V.
          (t) “Option Discount Percentage” means the percentage of the full value of an Option, determined under such option valuation methodology as may be reasonably selected by the Committee, represented by the price of an Option specified by the Committee for each Plan Year, which is used under Section 3.4 to calculate the number of Equity Units or Options credited to a Participant’s Account. In no event will the Option Discount Percentage be less than 50%.
          (u) “Participant” shall mean an Employee who has satisfied the requirements of Section 2.1.

          (v) “Plan” shall mean the Jefferies Group, Inc. Deferred Compensation Plan, as amended and restated, as set forth herein and as amended from time to time. The Plan is implemented as a sub-plan under the 2003 Incentive Compensation Plan.
          (w) “Plan Quarter” shall mean a calendar quarter ending on March 31, June 30, September 30, or December 31.
          (x) “Plan Year” shall mean the calendar year.
          (y) “Restricted Period” shall mean the period ending on the last day of the third consecutive Plan Year for which a Participant defers Compensation pursuant to Section 3.1; provided, however, that if a Participant ceases to defer Compensation by reason of Disability or 409A Disability, the Participant shall be treated as if such deferrals have not ceased for the duration of such Disability or 409A Disability for purposes of determining the end of the Restricted Period. The foregoing notwithstanding, for any Plan Year after 2002, the Committee may vary the length of the Restricted Period, but any such change shall be announced to Employees invited to participate prior to the enrollment deadline for that Plan Year and shall not operate to extend the Restricted Period applicable to any Account relating to a Participant’s deferrals in a previous Plan Year.
          (z) “Restricted Share” shall mean a contingent right, credited pursuant to Section 3.4, to receive delivery of a Share at the end of the Deferral Period. A Participant credited with a Restricted Share has no rights of a shareholder until delivery of a Share has been effected.
          (aa) “Restricted Share Discount Percentage” means the percentage of the Fair Market Value of a Share specified for the Committee for each Plan Year, which is used under Section 3.4 to calculate the number of Equity Units or Restricted Shares credited to a Participant’s Account. In no event will the Restricted Share Discount Percentage be less than 85%.
          (bb) “Retirement Age” shall mean the age at which an Employee’s age plus his years of service equals 65. For this purpose, years of service shall be credited for each twelve month period beginning on the date of the Participant’s commencement of employment with the Company and on each anniversary thereof during which the Employee was in active employment with the Company.
          (cc) “Shares” shall mean the common stock of the Company, $.0001 par value.
ARTICLE II
PARTICIPATION
     2.1 Eligibility to Participate. An Employee who is a full-time employee of the Company or a participating subsidiary shall become a Participant upon his designation by the Committee as eligible to participate in the Plan and his election to defer Compensation in accordance with Article III. A Participant is not automatically eligible to defer compensation in a given Plan Year, but must be designated as eligible to defer in such Plan Year by the Committee.

     2.2 Termination of Participation. Once an Employee becomes a Participant, the Employee shall remain a Participant (subject to Section 2.1) until termination of employment with the Company and thereafter until all benefits to which the Participant or the Participant’s beneficiary is entitled under the Plan have been paid.
ARTICLE III
DEFERRAL OF COMPENSATION
     3.1 Deferral Election. With respect to each Plan Year, a Participant may elect to defer the receipt of Compensation otherwise payable to him. A Participant’s deferral election shall designate an annual dollar amount or percentage for deferral separately with respect to each component of Compensation (e.g., base salary, bonus, commissions, to the extent such component is deferrable). In the event that a designated dollar deferral amount for any component of Compensation exceeds the actual annual amount of such component of Compensation, 100% of such component of Compensation shall be deferred in lieu of this designated dollar amount. The Committee may establish a maximum limit on the aggregate amount of deferrals by any Participant during any Plan Year. Such election must be made before the beginning of the Plan Year to which the deferral relates, or by such other deadline as may be specified by the Committee, in the form and manner prescribed by the Committee; provided, however, that the election deadline for any deferral of compensation credited or to be credited to the 2005-and-Later Account shall comply with Exhibit A to the 2003 Incentive Compensation Plan (and to the extent applicable Section 9.6(a)(ii) of that Plan). Notwithstanding the foregoing, with respect to the Plan Year beginning January 1, 2001, deferral elections must be made before February 16, 2001, and such elections will relate only to amounts not yet earned or not yet payable as of that date, as specified by the Committee. Elections to defer (including the related election as to the time of distribution) become irrevocable at the applicable deadline for the filing of such elections, or at such earlier time as may be specified by the Committee.
     3.2 Establishment of Account. With respect to each Plan Year, an Account will be established for each Participant and the Compensation that the Participant elects to defer under the Plan with respect to that Plan Year will be credited to that Account. Unless otherwise determined by the Committee, each such credit will be made to the Account as of the last day of the Plan Quarter during which such Compensation would have otherwise been payable to the Participant in cash. Prior to the deadline for deferral elections for a given Plan Year, the Committee will establish the proportions in which amounts deferred will be allocated to the Participant’s Investment Subaccount in accordance with Section 3.3 and to the Equity Subaccount in accordance with Section 3.4; provided, however, that Committee may permit the Participant to elect from among two or more choices as to the allocations of the Participant’s deferrals for the Plan Year to the Subaccounts, and may permit the Participant to elect among investment alternatives within each Subaccount.
     3.3 Investment Subaccount. Amounts allocated to the Investment Subaccount portion of a Participant’s Account shall be treated as if invested in the investment vehicles selected by the Participant from among the investment vehicles made available by the Committee, as follows:

          (a) The Participant shall select, in the form and manner prescribed by the Committee, the investment vehicles in which the Investment Subaccount portion of each Account shall be deemed to be invested. If one of the available investment vehicles is a money market fund, the Participant shall be permitted to elect at least once during each Plan Year, in the form and manner prescribed by the Committee, to treat any amounts deemed invested in the money market fund as if they were thereafter invested in such other available investment vehicles (if any are made available by the Committee) as the Participant shall designate.
          (b) The investment vehicles deemed to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant’s Investment Subaccount that may be invested in any particular investment vehicle and the times and terms upon which Participants will be permitted to reallocate balances between different investment vehicles, shall be determined by the Committee from time to time, and the Committee may add, change, or delete investment vehicles at any time.
          (c) As of the last day of each Plan Quarter, each of a Participant’s Investment Subaccounts shall be credited or debited with earnings and losses (net of investment management fees and expenses) as if invested for such Plan Quarter (or portion thereof from the date any deferred amount would otherwise have been payable to the Participant in cash until the last day of the Plan Quarter) in the investment vehicles selected by the Participant. The Committee may cause such crediting or debiting of earnings and losses as of other dates, in its discretion.
          (d) If a Participant does not furnish complete and clear investment designation instructions, the undesignated portion of the Participant’s Investment Subaccount shall be deemed to be invested in the money market fund made available under the Plan, until such time as complete and clear investment designation instructions are provided by the Participant.
3.4 Equity Subaccount.
          (a) As of the last day of each Plan Quarter, the Equity Subaccount portion of a Participant’s Account shall be credited with Equity Units, or separately with Restricted Shares or Options, in accordance with the terms established by the Committee and any Participant elections, if permitted by the Committee, under Section 3.2. The number of Equity Units to be so credited shall equal the greatest number obtained by dividing (i) the amount of Compensation deferred and allocated to the Participant’s Equity Subaccount for the Plan Quarter, by (ii) the sum of (A) the Restricted Share Discount Percentage times the Volume Weighted Average Price of one Share as of the last day of the Plan Quarter times the number of Restricted Shares included in the Equity Unit, and (B) the price of an Option specified by the Committee for the Plan Year, which shall be based on the Option Discount Percentage, times the number of Options included in the Equity Unit. If Restricted Shares or Options are to be credited to the Equity Subaccount separately from Equity Units, the number of each shall be calculated in a manner consistent with the manner used for Equity Units. Restricted Shares and Options shall be credited and relate to whole shares, with any fractional remainder for the Plan Quarter allocated to the Participant’s Investment Subaccount, unless the Committee specifies another reasonable method of dealing with fractional Equity Units and fractional Shares or cash amounts that relate thereto. The Committee may cause the crediting of Equity Units, Restricted Shares and Options at dates other than the last day of Plan Quarters, in its discretion.
          (b) Restricted Shares and Options, and Equity Units comprising them, shall be subject to the provisions of Article IV and V, as applicable.
          (c) Shares which will be reserved for Restricted Shares and Options under the Plan shall be authorized and unissued shares or treasury shares (including shares reacquired by the Company for purposes of the Plan). From and after the time the 2003 Incentive Compensation Plan was adopted by the Board and approved by the Company’s shareholders (May 5, 2003), the shares to be used under the Plan for delivery upon exercise of outstanding Options and in connection with outstanding Restricted Shares and Deferred Shares, and for such awards thereafter, shall be drawn from the 2003 Incentive Compensation Plan, and the shares theretofore reserved under this Plan shall be released.
          (d) If any Restricted Shares or Deferred Shares under the Plan are forfeited, or if any Options terminate or expire unexercised, the Shares forfeited or subject to the terminated or expired Options shall (unless the Plan shall have been terminated) again become available for delivery under the Plan (or 2003 Incentive Compensation Plan to the extent the Shares at issue originated under such Plan).
     3.5 Account Statements. Each Participant will receive a statement of the balance in the Participant’s Accounts as promptly as practicable after the end of each Plan Quarter.
     3.6 Redeferral of Account. At least thirteen months prior to the end of the Deferral Period with respect to each Grandfathered Account, and at the time(s) specified in Section 2 of Exhibit A to the 2003 Incentive Compensation Plan (and as otherwise permitted under Section 9.6(a)(ii) of that Plan) with respect to each 2005-and-Later Account, a Participant who is an Employee may elect to defer the amounts credited to that Account for an additional period of five years (or such other period as may be permitted by the Committee, subject to the applicable requirements of such Exhibit A), beginning on the first day of the Plan Year immediately following the last day of the Deferral Period. An election to extend the Deferral Period shall be made in the form and manner prescribed by the Committee. With respect to Grandfathered Accounts, (i) only one election to extend the Deferral Period may be made with respect to any Grandfathered Account, and if a Participant is determined to have incurred a Disability, the election to extend the Deferral Period for a Grandfathered Account otherwise permitted under this Section 3.6 shall not become effective if the Participant remains subject to the Disability at the time it otherwise would become effective.
ARTICLE IV
RESTRICTED SHARES
     4.1 Terms of Restricted Shares. If a Participant’s employment with the Company terminates prior to the earliest of (i) the end of the Restricted Period, (ii) the Participant’s retirement after attainment of Retirement Age, (iii) the Participant’s death, (iv) the occurrence of a Change of Control, or (v) the fifth anniversary of the first day of the Plan Year that includes the Date of Grant, a portion of the Restricted Shares credited to his or her Equity Subaccount for each Plan Year shall be forfeited. The number of Restricted Shares to be forfeited shall be (A) the total number of Restricted Shares credited for that Plan Year minus (B) that total number of Restricted Shares times the Restricted Shares Discount Percentage for that Plan Year. Any Deferred Shares credited under Section 4.2 that are attributable, directly or indirectly, to such forfeited Restricted Shares will also be forfeited. Any fractional shares resulting from this calculation will be disregarded and not forfeited, unless the Equity Subaccount is then being maintained in a manner that credits and accounts for fractional shares.
     4.2 Dividend Equivalents. As of the last day of each Plan Quarter, each Participant’s Equity Subaccounts shall be credited with a number of whole and fractional Deferred Shares equal to (i) the product of (A) the aggregate number of Restricted Shares and Deferred Shares credited to the Participant’s Equity Subaccounts, multiplied by (B) the cash value or Fair Market Value of any dividend paid with respect to a Share during such Plan Quarter, determined as of the payment date for such dividend, divided by (ii) the Volume Weighted Average Price of a Share as of the last day of such Plan Quarter; provided, however, that, in the case of a non-cash dividend, the Committee may determine to make an equitable adjustment under Article VII in lieu of crediting the Participant’s Equity Subaccounts under this Section 4.2. The foregoing notwithstanding, the Committee may specify an alternative method for crediting dividend amounts, including by cash crediting to the Participant’s Investment Subaccount, for administrative convenience; such alternative methods need not apply uniformly to all Participants.
ARTICLE V
OPTIONS
     5.1 Nonqualified Stock Options. Each Option credited to a Participant pursuant to Section 3.4 shall be a non-qualified stock option and shall be evidenced by a Share Option Certificate in such form as the Committee shall approve. A Certificate evidencing Options not forfeited pursuant to Section 5.3(b) shall be issued following the earliest of (i) the third anniversary of the first day of the Plan Year that includes the Date of Grant, or (ii) the Participant’s termination of employment for any reason, including death; provided, however, that the Committee may provide for issuance of such Certificate at earlier dates than those specified or, if announced to a Participant prior to the effectiveness of his or her deferral election which results in acquisition of the Option, at later dates later than those specified. References in this Plan to distributions of Accounts do not include distributions of Options, which are governed by the certification procedure and vesting described in this Article V.
     5.2 Option Price. The option exercise price of each Option granted under the Plan shall be such exercise price as may be specified by the Committee in accordance with the 2003 Incentive Compensation Plan.
     5.3 Option Term; Vesting.
          (a) An Option may not be exercised prior to the issuance of a Share Option Certificate with respect to such Option in accordance with Section 5.1, and may not be exercised after the earlier of (i) the last day of the Plan Year that includes the fifth anniversary of the Date of Grant, or (ii) in the case of a Participant who ceases to be an Employee other than by reason of the Participant’s death, the sixtieth day following termination of the Participant’s employment. Any Option not exercised within the foregoing Option term shall automatically terminate at the expiration of such Option term.
          (b) If a Participant’s employment with the Company terminates before the earliest of (i) the end of the Restricted Period, (ii) the Participant’s retirement after attainment of Retirement Age, (iii) the Participant’s death, (iv) the occurrence of a Change of Control, or (v) the third anniversary of the first day of the Plan Year that includes the Date of Grant, a portion of the Options credited to his or her Equity Subaccount for that Plan Year shall terminate and be forfeited, which portion shall be (A) the total number of Options credited for that Plan Year minus (B) that total number of Options times the Option Discount Percentage for that Plan Year. Any Option relating to a fractional share resulting from this calculation will be disregarded and not terminated and forfeited.
     5.4 Exercise and Payment.
          (a) An exercisable Option may be exercised by notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Payment for the number of Shares purchased upon the exercise of an Option shall be made in full at the price provided for in the applicable Share Option Agreement. Such purchase price shall be paid by the delivery to the Company of cash (including check or similar draft) in United States dollars or whole Shares (subject to any restrictions the Committee may impose), or a combination thereof. Shares used in payment of the purchase price shall be valued at their Fair Market Value as of the date the notice of exercise is received by the Company. Any Shares delivered to the Company shall be in such form as is acceptable to the Company.
          (b) The Company may defer making delivery of Shares under the Plan until satisfactory arrangements have been made for the payment of any tax attributable to exercise of the Option. The Committee may, in its sole discretion, permit a Participant to elect, in such form and at such time as the Committee may prescribe, to pay all or a portion of any taxes arising in connection with the exercise of an Option by electing to (i) have the Company withhold whole Shares, or (ii) deliver other whole Shares previously owned by the Participant, except that the number of shares withheld or surrendered shall be limited to that number having a Fair Market Value not greater than the minimum applicable withholding tax rate for federal (including FICA), state and local tax withholding obligations associated with the transaction if such restriction is then necessary in order that the Company not recognize additional accounting expense in connection with the transaction.
          (c) If an Option is exercised, Shares shall be delivered at the time of exercise, subject to subsection 5.4(b).
     5.5 Nontransferability. Except as otherwise determined by the Committee, no Option or any rights with respect thereto shall be subject to any debts or liabilities of a Participant, nor shall they be assignable or transferable except by will or the laws of descent and distribution.
     5.6 Rights as a Shareholder. A Participant shall have no rights as a record holder with respect to Shares covered by his or her Option until the exercise of such Option and payment in full of the purchase price. No adjustment will be made for cash dividends for which the record date is prior to the date of such exercise.
ARTICLE VI
DISTRIBUTION OF DEFERRED COMPENSATION
     6.1 Election of Distribution Form. At the time of filing of each deferral election described in Section 3.1 (by the applicable deadline thereunder in the case of 2005-and-Later Account), the Participant shall elect to receive the balance of the Account with respect to which such deferral election is made, in the form of a single sum, periodic distributions over a period of five years, or periodic distributions over a period of ten years. At the time prescribed in Section 3.6 with respect to each of the Participant’s Accounts, the Participant may make a new election as to the timing of distribution of that Account. The election timing rules specified herein are intended to comply with Code Section 409A; the provisions of Section 9.6(a)(ii) of the 2003 Incentive Compensation Plan shall apply for this purpose. Elections made pursuant to this Section 6.1 shall be made in the form and manner prescribed by the Committee. If a Participant fails to make an election pursuant to this Section 6.1 with respect to any Account, that Account will be distributed in a single sum.
     6.2 Form of Distribution. Distribution shall be made in accordance with the election made pursuant to Section 6.1, as in effect at the time of distribution. Notwithstanding the preceding sentence, if the balance of a Participant’s Grandfathered Account at the time distribution is made in accordance with this Article VI has a value of less than $50,000, the Committee may direct that such distribution shall be made in a single sum. Distributions from the Investment Subaccount portion of a Participant’s Account shall be made in cash, unless in-kind distribution of assets that match the Participant’s notional investments is authorized by the Committee. Distributions from the Equity Subaccount portion of a Participant’s Account shall be made in the form of Shares, with any fractional Shares distributed in cash unless other means of settlement of fractional shares is authorized by the Committee. If a Participant’s Investment Subaccount is distributed in annual installments, the undistributed portion of such Investment Subaccount shall continue to be credited with earnings and losses in accordance with Section 3.3(c). As of the last day of each Plan Year, the amount of each remaining installment shall be redetermined by dividing the undistributed balance of the Investment Subaccount, as adjusted in accordance with the preceding sentence, by the number of remaining installments. The Committee may, in its sole discretion, accelerate distributions from a Participant’s Grandfathered Account in the event of the Participant’s Disability.
     6.3 Distribution Upon Expiration of Deferral Period. Unless distribution is made at an earlier time pursuant to this Article VI, the balance of each Account shall be distributed to the Participant in the manner prescribed under Section 6.2 in, or beginning in, the January following the end of the Deferral Period applicable to that Account (including any extension in accordance with Section 3.6). All installments shall be distributed in January of the applicable year.
     6.4 Hardship Distribution. Notwithstanding any other provisions of this Plan, if the Committee determines, after consideration of a Participant’s application, that the Participant has sustained a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or the Participant’s dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances resulting from events beyond the Participant’s control, the Committee may, in its sole discretion, (i) direct that all or a portion of the balance of the Participant’s Grandfathered Accounts be paid to the Participant and, (ii) if the applicable conditions of Section 9.6(a)(iv) and (v) of the 2003 Incentive Compensation Plan relating to an “Unforeseeable Emergency” have been met, direct that all or a portion of the 2005-and-Later Account be paid to the Participant; provided, however, that during the Restricted Period applicable to any Restricted Shares, no such Restricted Shares in excess of the number of such Restricted Shares that would remain after forfeiture under Section 4.1 shall be distributed under this Section 6.4. The payment will be made in the manner and at the time specified by the Committee, subject to compliance with such applicable requirements of Code Section 409A in the case of 2005-and-Later Accounts. No Participant who is also a member of the Committee may in any way take part in any decision pertaining to a request for payment made by that Participant under this Section 6.4. In the event of a withdrawal from a 2005-and-Later Account under this Section 6.4, the Participant’s deferral election shall be cancelled for the Plan Year in which the withdrawal occurs, and in the event of any withdrawal under this Section 6.4 no deferral election will be permitted for the next following Plan Year.
     6.5 Penalty Withdrawals. Except as otherwise provided under Section 6.4, prior to the end of the Deferral Period applicable to any Grandfathered Account, a Participant may withdraw all or a portion of the balance of that Grandfathered Account; provided, however, that if such withdrawal is made before the end of the Restricted Period applicable to any Restricted Shares, no such Restricted Shares in excess of the number of such Restricted Shares remaining after forfeiture under Section 4.1 may be withdrawn under this Section 6.5. If any such withdrawal is made, the Participant shall receive from his Grandfathered Account an amount equal to:
          (a) If the withdrawal is made before a Change of Control or more than twenty-four months following a Change of Control, 90% of the amount requested, and the remaining 10% of the amount requested shall be forfeited; or
          (b) If the withdrawal is made within the twenty-four month period beginning on the date following a Change of Control, 95% of the amount requested, and the remaining 5% of the amount requested shall be forfeited.
No request to withdraw less than 10% of the balance of any Grandfathered Account shall be permitted under this Section 6.5. Any request to withdraw 75% or more of the balance of any Grandfathered Account shall result in the withdrawal or forfeiture of the entire balance of such Account. In the event of a withdrawal under this Section 6.5, the Participant’s deferral election for the then-current Plan Year shall be unaffected, but no deferral election will be permitted for the next following Plan Year.
     6.6 Death Benefit. In the event of a Participant’s death before the balance in the Participant’s Account is fully paid out:

          (a) If the Participant’s death occurs prior to the commencement of payments from an Account as otherwise provided under this Article VI, payment of the balance of the Account will be made to the beneficiary or beneficiaries designated by the Participant or, if the Participant has made no such designation or no beneficiary survives, to the Participant’s estate. In either case, such payment will be made in a single sum in January following the date of the Participant’s death.
          (b) If a Participant’s death occurs after periodic payments have begun to be made from an Account but before all payments have been made, the remaining payments shall be made to the beneficiary or beneficiaries designated by the Participant or if there is no such designation or no beneficiary survives, to the Participant’s estate. Notwithstanding the foregoing, however, if the remainder of the payments from an Account are to be paid to the estate of the Participant, the Committee may, in its sole and absolute discretion and upon receipt of an application therefor from the duly appointed administrator or executor of such estate, direct that the sum of the remaining payments from any Grandfathered Account be paid to the estate in a single payment in January following the date of the Participant’s death (this alternative will not apply to a 2005-and-Later Account, however).
     6.7 Acceleration of Periodic Distributions. If a Participant’s Grandfathered Account is being paid to the Participant or a beneficiary of the Participant in the form of periodic payments, such Participant or beneficiary may make an election to have the remainder of the balance of such Grandfathered Account distributable to him or her distributed in a single sum. In the event a Participant or beneficiary makes an election under this Section 6.7, the remaining balance of the Participant’s Grandfathered Account at the time of such election shall be subject to the forfeiture provisions of Section 6.5. Elections pursuant to this Section 6.7 shall be made in the form and manner prescribed by the Committee.
     6.8 Tax Withholding; FICA. The Company may defer making delivery of cash or Shares under this Article VI until satisfactory arrangements have been made for the payment of any withholding taxes attributable to the distribution or withdrawal, provided that no deferral is permitted hereunder to the extent not in compliance with Code Section 409A. The Committee may require that a Participant pay, or permit a Participant to elect, in such form and at such time as the Committee may prescribe, to pay, all or a portion of any taxes arising in connection with the distribution of Shares in settlement of a Participant’s Equity Subaccounts by electing to (i) have the Company withhold whole Shares, or (ii) deliver other whole Shares previously owned by the Participant, except that the number of shares withheld or surrendered shall be limited to that number having a Fair Market Value not greater than the minimum applicable withholding tax rate for federal (including FICA), state and local tax withholding obligations associated with the transaction if and to the extent such restriction is then necessary in order that the Company not recognize additional accounting expense in connection with the transaction. By electing to defer compensation under the Plan, each Participant will have agreed to pay any FICA/HI or other taxes that may be applicable to the amounts deferred or upon the vesting of Restricted Shares hereunder.
ARTICLE VII
EFFECT OF CERTAIN CHANGES

In the event of any extraordinary dividend, share dividend, recapitalization, merger, consolidation, share split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, the number and type of outstanding Restricted Shares, Deferred Shares, and Options, the price of Options for the Plan Year, the exercise price of outstanding Options, and other affected Plan terms, shall be equitably adjusted by the Committee to reflect such event and preserve the value of such Restricted Shares, Deferred Shares, and Options; and the Committee may make such other adjustments to the terms of outstanding Restricted Shares, Deferred Shares, and Options as it may deem equitable under the circumstances; provided, however, that any Options for fractional Shares resulting from such adjustment shall be eliminated. A Participant’s right to an adjustment to outstanding Restricted Shares, Deferred Shares and Options is subject to Section 5.3 of the 2003 Incentive Compensation Plan, and this Article VII shall not be deemed to limit or expand the rights so conferred under the 2003 Incentive Compensation Plan.
ARTICLE VIII
GENERAL
     8.1 Unsecured Claims. The right of any Participant, beneficiary or estate to receive payment of any unpaid balance in the Participant’s Account will be an unsecured claim against the general assets of the Company.
     8.2 Anti-alienation and Assignment. During a Participant’s lifetime, any payment under the Plan will be made only to the Participant. No Account balance, Restricted Shares, Deferred Shares, sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or beneficiary entitled thereto. 2005-and-Later Accounts shall also be subject to Section 9.6(a)(vii) of the 2003 Incentive Compensation Plan.
     8.3 No Rights to Continued Employment. Nothing in the Plan shall confer upon any Participant the right to continue employment with the Company or to be entitled to any remuneration or benefits not set forth in the Plan.
     8.4 Administration.
          (a) The Plan shall be administered by the Committee, except as otherwise specifically provided in the Plan. The Committee shall have the full authority and discretion to make such interpretations and constructions of the Plan as are necessary to administer the Plan in accordance with, and subject to, the Plan’s provisions. Unless otherwise determined by the Committee, the Administrator shall have delegated authority to take all ministerial actions the Committee is authorized to take under the Plan, and any other actions the Committee is authorized to take with respect to the Plan that do not result in more than an immaterial cost to the Company. This delegated authority includes authority to determine the terms of participation in the Plan, including the compensation eligible for deferral hereunder. In any case in which such person or persons are acting on behalf of the Committee pursuant to such delegated authority, references in the Plan to the Committee shall be deemed to include such person or persons.

          (b) All decisions, determinations and interpretations of the Committee (or its delegee) shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder. No member of the Committee (or its delegee) shall be liable for any action taken or determination made in good faith with respect to the Plan or any grant hereunder.
          (c) All determinations of the Committee with respect to the terms and timing of elections by Participants hereunder shall be implemented in a manner that reasonably assures that a Participant making the election will not be deemed to be in constructive receipt of the compensation or have the economic benefit of the compensation such that federal income taxation of such compensation would be triggered prior to the end of the applicable Deferral Period, and to ensure that no Participant is subject to taxation (including penalties) under Code Section 409A.
     8.5 Amendment and Termination of the Plan. The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that the Plan may not be suspended, terminated, modified, or amended for a period of twenty-four months following a Change of Control, unless approved by Participants whose Accounts represent not less than 50% of the aggregate value of all Accounts under the Plan. The Committee may act on behalf of the Board under this Section 8.5 to the extent the Committee is acting within the scope of its authority under any Committee chartering document or other delegation of authority by the Board. Except as provided in Article VII hereof, no suspension, termination, modification or amendment of the Plan may materially and adversely affect any amount, Restricted Shares, Deferred Shares, or Options previously credited to a Participant, unless the written consent of the Participant is obtained. No amendment shall be adopted or effective to cause a Participant to be subject to taxation (including penalties) under Code Section 409A.
     8.6 Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the Delaware General Corporation Law and, in other respects, the laws of the State of New York without giving effect to the choice of law principles thereof, except to the extent that any such law is preempted by federal law.
     8.7 Implementing Plan in Foreign Jurisdictions. The Committee is authorized to amend or vary the terms of the Plan in implementing deferrals in foreign jurisdictions in which eligible Employees are employed, in order to conform with local laws and customs, and to permit participation by such Employees on terms deemed by the Committee to be reasonably comparable to the terms of participation of U.S. resident Employees and consistent with the purposes of the Plan. Unless otherwise determined by the Committee in advance of the deadline for an election to participate by a non-U.S. resident, restrictions required to comply with Code Section 409A shall apply to any such non-U.S. resident.
     8.8 Terms of Deferrals Prior to 2003. The terms of participation and deferrals prior to 2003 are governed by the terms of the Plan, and terms set thereunder by the Committee, in effect prior to the amendment and restatement at January 1, 2003, except that revised definitions under Article I and the discretion of the Committee with respect to existing Accounts, as provided in the amended and restated Plan, shall apply to Account balances and awards resulting from deferrals prior to 2003.

     8.9 Certain Restrictions to Promote Compliance with Code Section 409A. The provisions of Section 9.6 of the 2003 Incentive Compensation Plan shall be further restrictions under this Plan. For this purpose, deferrals of compensation hereunder, other than Options and Grandfathered Accounts, constitute 409A Awards for purposes of the 2003 Incentive Compensation Plan. Distributions relating to each Plan Year, distributions in respect of a Plan year resulting from annual incentives, forfeitable Restricted Stock, and non-forfeitable Restricted Stock each shall constitute a separate payment for purposes of Code Section 409A; distributions relating to a Plan Year in the form of installments shall constitute a single payment with respect to such Plan Year for purposes of Code Section 409A.